                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                         CENTILLIUM COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   152319 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
                   (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.   152319  10  9                                     PAGE 2 OF 13 PAGES
-------------------------                                     ------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Asia Limited ("VAL")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (See Instructions)                                            (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF              ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              650,000 shares(1)
        OWNED             ------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING           ------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  650,000 shares(1)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          650,000 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.0*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

(1) Vertex Management (II) Pte Ltd ("VM2") and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of these shares pursuant to a power of attorney granted by the reporting person to VM2.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10  9                                      PAGE 3 OF 13 PAGES
-------------------------                                     ------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Technology Fund Ltd ("VTF")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (See Instructions)                                            (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF              ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              650,000 shares(2)
        OWNED             ------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING           ------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  650,000 shares(2)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          650,000 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.0*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

(2) Vertex Management (II) Pte Ltd ("VM2") and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of these shares pursuant to a power of attorney granted by the reporting person to VM2. In addition, Vertex Venture Holdings Pte Ltd ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of these shares.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10  9                                      PAGE 4 OF 13 PAGES
-------------------------                                     ------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Technology Fund (II) Ltd ("VTF2")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (See Instructions)                                            (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF              ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              380,000 shares(3)
        OWNED             ------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING           ------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  380,000 shares(3)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          380,000 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.2*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

(3) Vertex Management (II) Pte Ltd ("VM2") and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of these shares pursuant to a power of attorney granted by the reporting person to VM2. In addition, Vertex Venture Holdings Pte Ltd ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of these shares.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10 9                                       PAGE 5 OF 13 PAGES
-------------------------                                     ------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Management (II) Pte Ltd ("VM2")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (See Instructions)                                            (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF              ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,680,000 shares(4)
        OWNED             ------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING           ------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  1,680,000 shares(4)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,680,000 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.1*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

(4) Of these shares, 650,000 are owned directly by VAL, 650,000 are owned directly by VTF and 380,000 are owned directly by VTF2. VM2 and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of these shares pursuant to powers of attorney granted by VAL, VTF and VTF2 to VM2.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10  9                                      PAGE 6 OF 13 PAGES
-------------------------                                     ------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Lee Kheng Nam ("Lee")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (See Instructions)                                            (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF              ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,680,000 shares(5)
        OWNED             ------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING           ------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  1,680,000 shares(5)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,680,000 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.1*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

(5) Of these shares, 650,000 are owned directly by VAL, 650,000 are owned directly by VTF and 380,000 are owned directly by VTF2. VM2 and Mr. Lee, as its President, may be deemed to have the power to vote and dispose of the shares held by VAL, VTF and VTF2 pursuant to powers of attorney granted by these entities to VM2.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10  9                                      PAGE 7 OF 13 PAGES
-------------------------                                     ------------------

ITEM 1.
               (a)    Name of Issuer:  Centillium Communications Inc.

               (b)    Address of Issuer's Principal Executive Offices:
                      47211 Lakeview Boulevard, Fremont, California  94538

ITEM 2.
               (a)    Name of Person Filing:

                  This Statement is filed by Vertex Asia Limited ("VAL"), Vertex Technology Fund Ltd ("VTF"), Vertex Technology Fund (II) Ltd ("VTF2"), Vertex Management (II) Pte Ltd ("VM2") and Mr. Lee Kheng Nam ("Lee"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

                  VM2 has been granted powers of attorney by VAL, VTF and VTF2 to make all voting and investment decisions with respect to all of the issuer's shares held by such entities. Mr. Lee Kheng Nam is President of VM2 and makes all voting and divestment decisions pursuant to the powers of attorney granted to VM2. As a result, VM2 and Mr. Lee Kheng Nam may be deemed to have the power to vote and the power to dispose of shares of the issuer owned directly by VAL, VTF and VTF2.

                  A majority of the outstanding shares of VTF and VTF2, and approximately 25% of the outstanding shares of VAL, is owned by Vertex Venture Holdings Pte Ltd ("VVH"), of which Singapore Technologies Pte Ltd ("STPL") is a majority shareholder. VVH disclaims beneficial ownership of the shares held by VAL. Neither VVH nor STPL beneficially owns in excess of 5% of the outstanding shares of the issuer and, therefore, neither of such entities is included as a reporting person hereunder. In addition, this statement does not include 40,000 shares held by Vertex Investment International (I) Inc., a majority of whose outstanding shares is owned by VVH.

               (b)    Address of Principal Business Office:
                      The address for VAL, VTF, VTF2, VM2 and Lee is:
                      77 Science Park Drive
                      #02-15 Cintech III
                      Singapore 118256

               (c)    Citizenship:
                      VAL, VTF, VTF2 and VM2 are each corporations organized under the laws of Singapore. Lee is a citizen of Singapore.

               (d)    Title of Class of Securities:
                      Common Stock

               (e)    CUSIP Number:
                      152319  10  9

ITEM 3.               Not Applicable.

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10  9                                      PAGE 8 OF 13 PAGES
-------------------------                                     ------------------


ITEM 4.        OWNERSHIP.

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2000.

               (a)    Amount beneficially owned:
                      See Row 9 of cover page for each Reporting Person.

               (b)    Percent of class:
                      See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:
                        See Row 5 of cover page for each Reporting Person.
                  (ii)  Shared power to vote or to direct the vote:
                        See Row 6 of cover page for each Reporting Person.
                  (iii) Sole power to dispose or to direct the disposition of:
                        See Row 7 of cover page for each Reporting Person.
                  (iv)  Shared power to dispose or to direct the disposition of:
                        See Row 8 of cover page for each Reporting Person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the organizational documents of VAL, VTF and VTF2, the shareholders of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a shareholder.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               Not applicable

                                  SCHEDULE 13G

-------------------------                                     ------------------
CUSIP NO.  152319  10  9                                      PAGE 9 OF 13 PAGES
-------------------------                                     ------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                            VERTEX ASIA LIMITED

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   President, Vertex
                                                     Management (II) Pte Ltd, as
                                                     Attorney-in-Fact


                                            VERTEX TECHNOLOGY FUND LTD

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   Director
                                                  ------------------------------


                                            VERTEX TECHNOLOGY FUND (II) LTD

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   Director
                                                  ------------------------------


                                            VERTEX MANAGEMENT (II) PTE LTD

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   President
                                                  ------------------------------

                                  SCHEDULE 13G

-------------------------                                    -------------------
CUSIP NO.  152319  10  9                                     PAGE 10 OF 13 PAGES
-------------------------                                    -------------------



                                            LEE KHENG NAM

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                  SCHEDULE 13G

-------------------------                                    -------------------
CUSIP NO.  152319  10  9                                     PAGE 11 OF 13 PAGES
-------------------------                                    -------------------


                                  EXHIBIT INDEX


Exhibit

Exhibit A:   Agreement of Joint Filing

                                  SCHEDULE 13G

-------------------------                                    -------------------
CUSIP NO.  152319  10  9                                     PAGE 12 OF 13 PAGES
-------------------------                                    -------------------



                                    EXHIBIT A

                            Agreement of Joint Filing



        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Centillium Communications Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


                                            VERTEX ASIA LIMITED

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   President, Vertex
                                                     Management (II) Pte Ltd, as
                                                     Attorney-in-Fact


                                            VERTEX TECHNOLOGY FUND LTD

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   Director
                                                  ------------------------------


                                            VERTEX TECHNOLOGY FUND (II) LTD

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   Director
                                                  ------------------------------


                                            VERTEX MANAGEMENT (II) PTE LTD

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------

                                            Name:    Lee Kheng Nam
                                                 -------------------------------

                                            Title:   President
                                                  ------------------------------

                                  SCHEDULE 13G

-------------------------                                    -------------------
CUSIP NO.  152319  10  9                                     PAGE 13 OF 13 PAGES
-------------------------                                    -------------------



                                            LEE KHENG NAM

Dated:  February 14, 2001                   By:      /s/ Lee Kheng Nam
                                                 -------------------------------